EXECUTION COPY

5

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

YAHOO! INC.

DECEMBER 2002 ACQUISITION CORP.

AND INKTOMI CORPORATION

Dated as of December 22, 2002

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.1	The Merger.
1.2	Effective Time; Closing.
1.3	Effect of the Merger
1.4	Certificate of Incorporation and Bylaws.
1.5	Directors and Officers.
1.6	Effect on Capital Stock.
1.7	Surrender of Certificates.
1.8	Dissenting Shares
1.9	No Further Ownership Rights in Company Common Stock.
1.10	Lost, Stolen or Destroyed Certificates
1.11	Further Action

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1	Organization of the Company
2.2	Company Capital Structure
2.3	Obligations With Respect to Capital Stock.
2.4	Authority; Non-Contravention; Necessary Consents.
2.5	SEC Filings; Company Financial Statements.
2.6	Absence of Certain Changes or Events.
2.7	Taxes.
2.8	Title to Properties; Absence of Liens and Encumbrances.
2.9	Intellectual Property.
2.10	Compliance with Laws; Permits; Restrictions.
2.11	Litigation
2.12	Employee Benefit Plans.
2.13	Environmental Matters.
2.14	Agreements, Contracts and Commitments.
2.15	Information in Proxy Statement
2.16	Rights Plan
2.17	State Takeover Statutes
2.18	Board Approval
2.19	Brokers’ and Finders’ Fees.
2.20	Opinion of Financial Advisor
2.21	Insurance.
2.22	Personnel.
2.23	Potential Conflict of Interest

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1	Organization of Parent and Merger Sub
3.2	Authority; Non-Contravention; Necessary Consents.
3.3	Information in Proxy Statement.
3.4	Merger Sub
3.5	Financing.

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ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1	Conduct of Business by the Company
4.2	Acquisition Proposals.

ARTICLE V ADDITIONAL AGREEMENTS
5.1	Proxy Statement
5.2	Meeting of Company Stockholders; Board Recommendation.
5.3	Confidentiality; Access to Information.
5.4	Public Disclosure.
5.5	Regulatory Filings; Reasonable Efforts.
5.6	Notification of Certain Matters.
5.7	Company Option Plans; Employee Stock Purchase Plan.
5.8	Form S-8
5.9	Company Rights Agreement.
5.10	Subsequent Financial Statements
5.11	Conveyance Taxes.
5.12	Indemnification.
5.13	Silicon Valley Bank Facility.

ARTICLE VI CONDITIONS TO THE MERGER
6.1	Conditions to the Obligations of Each Party to Effect the Merger
6.2	Additional Conditions to the Obligations of the Company
6.3	Additional Conditions to the Obligations of Parent

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
7.1	Termination
7.2	Notice of Termination; Effect of Termination
7.3	Fees and Expenses.
7.4	Amendment
7.5	Extension; Waiver

ARTICLE VIII GENERAL PROVISIONS
8.1	Non-Survival of Representations and Warranties.
8.2	Notices.
8.3	Interpretation; Certain Defined Terms.
8.4	Counterparts.
8.5	Entire Agreement; Third Party Beneficiaries.
8.6	Severability.
8.7	Other Remedies; Specific Performance.
8.8	Governing Law.
8.9	Rules of Construction.
8.10	Assignment.
8.11	No Waiver; Remedies Cumulative
8.12	Waiver of Jury Trial

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INDEX OF EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Amended Certificate of Incorporation

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INDEX OF DEFINED TERMS

Acquisition	51
Acquisition Proposal	38
Action of Divestiture	42
affiliates	53
Agreement	1
Balance Sheet Date	11
Certificate of Merger	2
Certificates	4
Change of Recommendation	37
Change of Recommendation Notice	37
Closing	2
Closing Date	2
COBRA	21
Code	4
Company	1
Company Balance Sheet	11
Company Board of Directors	1
Company Common Stock	2
Company Disclosure Letter	6
Company Employee Plan	21
Company Financial Statements	11
Company Insider	43
Company Intellectual Property Rights	16
Company Option	42
Company Option Plan	43
Company Options	42
Company Permits	21
Company Preferred Stock	7
Company Rights	2
Company Rights Agreement	2
Company SEC Reports	11
Company Stockholders’ Meeting	39
Computer Software	16
Confidentiality Agreement	37
Copyrights	17
Current Annual Premium Amount	45
DGCL	1
Discontinued Business	53
Dissenting Shares	5
DOJ	41
DOL	22
Domain Names	17
EC Merger Regulation	10

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Effective Time	2
Employee	22
Employee Agreement	22
End Date	48
ERISA	22
ERISA Affiliate	22
ESPP	43
Exchange Act	10
FMLA	22
FTC	41
GAAP	11
Governmental Entity	10
group	38
Hazardous Material	26
Hazardous Materials Activities	26
HSR Act	10
indebtedness	27
Indemnified Parties	45
Intellectual Property Rights	17
IRS	22
knowledge	53
Legal Requirement	9
License Agreements	17
Licensed Intellectual Property Rights	17
Liens	7
Material Adverse Effect	53
Merger	1
Merger Consideration	3
Merger Fund	3
Merger Sub	1
Merger Sub Common Stock	3
Multiemployer Plan	22
Multiple Employer Plan	22
Nasdaq	12
Necessary Consents	10
New Exercise Date	43
Non-Plan Option Agreements	7
Option Exchange Ratio	43
Parent	1
Parent Disclosure Letter	30
Parkside Lease Termination Agreement	16
Patents	17
Paying Agent	3
Pension Plan	22
Permitted Leins	16
person	53
Portfolio Companies	6

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Pre-Closing Tax Period	14
Proxy Statement	28
Registered Intellectual Property	17
Representatives	40
Returns	15
Securities Act	10
Shares	2
subsidiary	53
Superior Offer	38
Surviving Corporation	2
Tax	14
Taxing Authority	14
Tax Claim	13
Termination Fee	50
the business of	53
Trade Secrets	17
Trademarks	17
Triggering Event	49
TWP	29
Voting Agreements	1
WARN Act	25
WHCRA	22

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of December 22, 2002 by and among Yahoo! Inc., a Delaware corporation (“Parent”), December 2002 Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Inktomi Corporation, a Delaware corporation (the “Company”).

RECITALS

A.            The Board of Directors of each of Parent, Merger Sub and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein.

B.            The Board of Directors of each of Parent, Merger Sub and the Company has unanimously (in the case of Parent, with one director abstaining) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), in accordance with the Delaware General Corporation Law (“DGCL”) and upon the terms and subject to the conditions set forth herein.

C.            The Board of Directors of the Company (the “Company Board of Directors”) has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger and the transactions contemplated hereby.

D.            Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

E.             Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached hereto as Exhibit A (the “Voting Agreements”).

F.             Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2           Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed upon in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below).  The closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, located at 1600 El Camino Real, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

1.4           Certificate of Incorporation and Bylaws.  The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL; provided that, at the Effective Time, such certificate of incorporation shall be amended as set forth in Exhibit B.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

1.5           Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6           Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a)           Company Common Stock.  Each share of the common stock, par value $0.001 per share, of the Company (together with the associated preferred stock purchase rights (the “Company Rights”) under the Preferred Stock Rights Agreement, dated as of August 10, 2000, between the Company and Wells Fargo Shareowner Services, as Rights Agent thereunder (the “Company Rights Agreement”), “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”), other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and, other than as provided in Section 1.8 with respect to Shares as to which appraisal rights have been perfected, will be canceled and extinguished and automatically converted into the right to receive $1.65 in cash (the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

(b)           Repurchase Rights.  If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then, at Parent’s option and in Parent’s sole discretion, the Merger Consideration in respect of such shares shall either be (i) paid to the holder thereof, in the manner provided in Section 1.7, without restriction or (ii) paid to the holder thereof over time upon satisfaction of the vesting requirements associated with the applicable restricted stock schedule.

(c)           Treasury and Parent Owned Stock.  Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.  Each share of Company Common Stock held by any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall remain outstanding.

(d)           Capital Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e)           Stock Options.  At the Effective Time, all Company Options outstanding under each Company Option Plan shall be assumed by Parent in accordance with Section 5.7(a).

(f)            Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7           Surrender of Certificates.

(a)           Paying Agent.  Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the paying agent (the “Paying Agent”) in the Merger.

(b)           Parent to Provide Merger Consideration.  At or before the Effective Time, Parent shall enter into an agreement with the Paying Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Paying Agent for payment in accordance with this Article I, and Parent shall deposit or cause to be deposited with the Paying Agent the cash payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock.  Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Merger Fund.”

(c)           Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a), and the Certificates so surrendered shall forthwith be canceled except as set forth in Section 1.8.  Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to receive the Merger Consideration attributable to such.

(d)           Transfers of Ownership.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificates are registered, it will be a condition of payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.7) required by reason of the payment of the Merger Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e)           Required Withholding.  Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

(f)            No Liability.  Notwithstanding anything to the contrary in this Section 1.7, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           Investment of Paying Fund.  The Paying Agent shall invest the Merger Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of payments to Company stockholders pursuant to this Article I.  Any interest and other income resulting from such investment shall become a part of the Merger Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

(h)           Termination of Merger Fund.  Any portion of the Merger Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request on the instruction of the Surviving Corporation, be delivered to the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation for payment of the Merger Consideration pursuant to Section 1.6(a).  Any such portion of the Merger Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

1.8           Dissenting Shares.  Notwithstanding Section 1.6, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL.  If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive in exchange for each Share the Merger Consideration.  The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law.  The Company shall not, except with prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

1.9           No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender for payment of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10         Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article I.

1.11         Further Action.  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Disclosure Letter”), as set forth below.  Each exception set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and shall be deemed to qualify the particular section or sections of Article II specified for such item, unless it is reasonably apparent that such exception is relevant to another section or sections of Article II in which case such exception shall also be deemed to qualify such other section or sections.

2.1           Organization of the Company.

(a)           Each of the Company and its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and is in good standing (to the extent the concept of good standing exists) in each jurisdiction where the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary except, in the cases of clauses (ii) and (iii), for those authorizations, qualifications and licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b)           The Company has set forth in Section 2.1(b) of the Company Disclosure Letter a true and complete list of all of the Company’s subsidiaries as of the date of this Agreement, together with a list of each partnership, joint venture or other business entity in which the Company holds an equity interest, whether voting or otherwise (collectively, the “Portfolio Companies”), indicating the name and the Company’s equity interest (including number of shares and percentage ownership) in each such entity.  Except as set forth on such lists, neither the Company nor any of its subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity.  All of the capital stock of each subsidiary, and such capital stock of each Portfolio Company that is shown as being owned by the Company on Section 2.1(b) of the Company Disclosure Letter, is owned directly or indirectly by the Company free and clear of all liens, charges, security interests, options, claims, mortgages, title defects or objections, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, pledges, restrictions on transfer or other encumbrances and restrictions of any nature whatsoever, except for Permitted Liens (collectively, “Liens”), and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such subsidiary to any person except the Company.  Neither the Company nor any subsidiary of the Company is a party to any agreement that would prevent the payment of dividends by any such subsidiary.

(c)           The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as in effect on the date of this Agreement, and each such instrument, as amended, is in full force and effect.  None of the Company or any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent governing instruments.

2.2           Company Capital Structure.  The authorized capital stock of the Company consists of 1,500,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”).  At the close of business on December 20, 2002, (i) 162,847,127 shares of Company Common Stock were issued and outstanding, none of which shares are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company or otherwise vest upon any termination of stockholder’s or grantee’s employment, directorship or other relationship with the Company or any of its subsidiaries under the terms of any restricted stock purchase agreement or other agreement with the Company, (ii) no shares of Company Common Stock were held by the Company in its treasury or by any direct or indirect subsidiary of the Company, and (iii) no shares of Company Preferred Stock were issued and outstanding.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created under the DGCL, the certificate of incorporation or bylaws of the Company or any agreement or document to which the Company is a party or by which it or its assets is bound.

As of December 20, 2002 (i) 20,276,299 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Option Plans and any other agreement of the Company pursuant to which the Company has granted an option, each of which is set forth on Section 2.2 of the Company Disclosure Letter (collectively, the “Non-Plan Option Agreements,”) and (ii) 1,652,906 shares of Company Common Stock are reserved for future issuance under the ESPP (as defined in Section 5.7(c)).  Section 2.2 of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement, (i) the name of each person who held such Company Options, (ii) the particular Company Option Plan pursuant to which such Company Option was granted, (iii) the date on which such Company Option was granted or assumed, (iv) the exercise or base price of such Company Option, (v) the number of shares of Company Common Stock subject to such Company Option or value covered thereby, (vi) the number of shares of Company Common Stock as to which such Company Option had vested at such date, (vii) the applicable vesting schedule for such Company Option, and (viii) the date on which such Company Option expires.

The Company has made available to Parent an accurate and complete copy of each of the Company Option Plans, the Non-Plan Option Agreements, the ESPP and the standard forms of stock option agreements evidencing Company Options granted under the Company Option Plans.  There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Options.  All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments.

2.3           Obligations With Respect to Capital Stock.  Except as otherwise set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued and outstanding.  Except for securities the Company owns directly or indirectly through one or more subsidiaries, there are no equity securities or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued and outstanding.  Except as contemplated by this Agreement or as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights, commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  Except for the Company Rights Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.  There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into or exchangeable for, securities having such rights) of the Company or any subsidiary issued and outstanding.  There are no outstanding contractual commitments of the Company or any of its subsidiaries which obligate the Company or its subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

2.4           Authority; Non-Contravention; Necessary Consents.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by the Company of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the requisite vote of the Company’s stockholders and the filing of the Certificate of Merger pursuant to the DGCL.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and approve the Merger.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting of creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to compliance with the requirements set forth in Section 2.4(d) below, conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, guidance, code, order, judgment, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (“Legal Requirement”) applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument, obligation, commitment, arrangement or understanding, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets are bound or affected, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, terminations, amendments, accelerations, cancellations or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company or prevent or materially adversely affect the ability of the Company to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien.

(c)           Section 2.4(c) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company’s or any of its subsidiaries’ agreements, contracts, arrangements, licenses or leases, other than contracts that are terminable at-will on no more than 30 days’ notice without liability or financial obligation, required to be obtained in connection with the consummation of the Merger which, if individually or in the aggregate not obtained, would be reasonably expected to result in a Material Adverse Effect with respect to the Company, Parent or the Surviving Corporation.

(d)           No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent is qualified to do business, (ii) the filing of the Proxy Statement (as defined in Section 2.15) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and compliance with any other applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the filing of a pre-merger notification and report forum by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), as well as, if applicable, any other antirust or competition laws of other jurisdictions, (iv) the consents listed on Section 2.4(c) of the Company Disclosure Letter; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made individually or in the aggregate would not be material to the Company, Parent or the Surviving Corporation or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the “Necessary Consents.”

2.5           SEC Filings; Company Financial Statements.

(a)           The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since the effective date of the registration statement for the

Company’s initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof), as such forms, reports and documents have been amended since the time of their filing, are referred to herein as the “Company SEC Reports.” As of their respective dates, or if amended as of the date of the last such amendment, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and (ii) did not at the time they were filed, or if amended, as of the date of the last such amendment, or, if filed after the date hereof, will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC or similar regulatory body.

(b)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”), including each Company SEC Report filed after the date hereof until the Closing, (i) was prepared or when prepared will be prepared from, are or when prepared will be in accordance with and accurately reflect in all material respects the Company’s books and records as of the times and for the periods referred to therein, (ii) complied or when filed will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect during the periods involved, (iii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iv) fairly presented or, when filed, will fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal recurring year-end adjustments.  The balance sheet of the Company contained in the Company SEC Report on Form 10-Q for the quarter ended June 30, 2002 (the “Balance Sheet Date”) is hereinafter referred to as the “Company Balance Sheet.”

(c)           The Company has heretofore furnished or made available to Parent and Merger Sub complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously-filed Company SEC Reports since September 30, 2001.

2.6           Absence of Certain Changes or Events.

(a)           Since the Balance Sheet Date, except as disclosed in the Company SEC Reports filed since the Balance Sheet Date, each of the Company and its subsidiaries has conducted its respective business only in the ordinary course of business consistent with past practice and there has not been:

(i)    any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company;

(ii)   any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock of the Company, or any purchase, redemption or other acquisition by the Company or any of its subsidiaries of any of the shares of capital stock of the Company or any other securities or other partnership interests of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

(iii)  any split, combination or reclassification of any of the Company’s capital stock;

(iv)  entry by the Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any sponsorship, advertising, merchant program or other similar agreement, which either is not terminable by the Company or its subsidiaries, as the case may be, without penalty upon no more than thirty (30) days’ prior notice or provides for payments by or to the Company or its subsidiaries in an amount in excess of $100,000 over the term of the agreement;

(v)   any change in any method of accounting, method of accounting principles or practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC;

(vi)  any communication from the Nasdaq Stock Market, Inc. (“Nasdaq”) with respect to the delisting of the Company Common Stock;

(vii) any revaluation by the Company or any of its subsidiaries of any of its assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;

(viii)        any incurrence of liabilities or obligations by the Company or any of its subsidiaries (absolute, accrued, contingent or otherwise), except non-material items or employee compensation and benefits incurred in the ordinary course of business consistent with past practice, in an amount in excess of $100,000 individually or $1,000,000 in the aggregate;

(ix)   any payment, discharge or satisfaction of any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) by the Company or any of its subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date in an amount in excess of $100,000 individually or $1,000,000 in the aggregate;

(x)    any cancellation by the Company or any of its subsidiaries of any debts or waiver of any claims or rights of material value in an amount in excess of $100,000 individually or $1,000,000 in the aggregate;

(xi)   any sale, transfer, or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of its subsidiaries (other than in connection with any Discontinued Business), except in the ordinary course of business consistent with past practice in an amount in excess of $100,000 individually or $1,000,000 in the aggregate;

(xii)  any disposing of or permitting to lapse of any rights to the use of any Company Intellectual Property Rights, or disposing of or disclosing (except as necessary in the conduct of its business) to any person other than representatives of Parent any Trade Secret or other Intellectual Property Rights not theretofore a matter of public knowledge;

(xiii) any material Tax election or material change in any Tax election, any material change in annual Tax accounting period or method of Tax accounting, any filing of any material amended Returns, any entering into of a closing agreement, settlement of or consent to any material claim, audit, action, suit, proceeding or investigation relating to Taxes (a “Tax Claim”), any surrendering of any right to claim a material refund of Taxes, or any consent to any extension or waiver of the statutory period of limitation applicable to any material Tax Claim by the Company or any of its subsidiaries;

(xiv)        any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, have a Material Adverse Effect on the Company;

(xv) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

(xvi)        any making of any loan, advance or capital contribution to or investment in any person, including without limitation any director, officer or other affiliate of the Company, other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries or entities that became wholly-owned subsidiaries made in the ordinary course of business consistent with past practice;

(xvii)       any transaction or commitment made, or any contract or agreement entered into, amended, or otherwise modified, by the Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets or the merger or consolidation with any person) material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement, but in the case of transactions or commitments outside of the ordinary course of business in no event representing commitments on behalf of the Company or any of its subsidiaries of more than $100,000 for any transaction and $1,000,000 for any series of transactions; or

(xviii)      any agreement, whether in writing or otherwise, to take any action described in this Section 2.6 by the Company or any of its subsidiaries.

(b)           Since the Balance Sheet Date, (i) none of the persons listed in Section 2.6(b) of the Company Disclosure Letter has given notice in writing or other indication of any intention to cancel or otherwise terminate a material business relationship with the Company or any subsidiary of the Company, and (ii) to the knowledge of the Company, as of the date of this Agreement (other than this Agreement and the transactions contemplated hereby), no event has occurred or failed to occur which would entitle any such entity or customer to terminate such a business relationship.

(c)           There are no liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than, (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Reports filed since the Balance Sheet Date and prior to the date hereof, and (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that could not reasonably be expected to be, individually or in the aggregate, material to the Company.

2.7           Taxes.

(a)           Definitions.  For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any subsidiary for the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

(b)           Filing and Payment.  (i) all material Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any subsidiary (collectively, the “Returns”), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) all material Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

(c)           Accruals, etc.  Except as set forth in Section 2.7(c) of the Company Disclosure Letter, the charges, accruals and reserves for Taxes with respect to the Company and its subsidiaries reflected on the books of the Company and its subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate under GAAP to cover material Tax liabilities accruing through the date hereof and as of the Closing Date.

(d)           Procedure and Compliance.  Except as set forth in Section 2.7(d) of the Company Disclosure Letter, (i) the income and franchise Tax Returns of Company and its subsidiaries through the Tax year ended September 30, 1998, in the case of the United States, September 30, 1997, in the case of all states and localities within the United States, have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; and (ii) there is no material claim, audit, action, suit, proceeding or investigation now pending, or threatened in writing or, to the knowledge of the Company, otherwise, against or with respect to Company or its subsidiaries in respect of any Tax.

(e)           Taxing Jurisdictions.  Section 2.7(e) of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its subsidiaries currently files Returns.

(f)            Tax Sharing, Consolidation and Similar Arrangements.  Except as set forth in Section 2.7(f) of the Company Disclosure Letter, (i) neither the Company nor any subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability of the Company or any subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability of any other person; and (ii) neither the Company nor any subsidiary has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any subsidiary affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(g)           Certain Elections, Agreements and Arrangements.  Except as set forth in Section 2.7(g) of the Company Disclosure Letter, (i) no election has been made under Treasury

Regulations Section 1.7701-3 or any similar provision of Tax law to treat any subsidiary of the Company as an association, corporation or partnership; (ii) no subsidiary of the Company is disregarded as an entity for Tax purposes; and (iii) during the five-year period ending on the date hereof, none of the Company or any subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

2.8           Title to Properties; Absence of Liens and Encumbrances.

(a)           The Company and its subsidiaries own no real property in fee.  Section 2.8(a) of the Company Disclosure Letter lists each material real property lease or sublease to which the Company or any of its subsidiaries is a party (whether as tenant, sublandlord or subtenant), and each amendment thereto, that is in effect as of the date of this Agreement.  Each such current lease is in full force and effect, is valid and effective in accordance with its terms, and neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any other party thereto, is in monetary default or other material default under the terms of such lease or sublease.

(b)           Each of the Company and its subsidiaries has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby (“Permitted Liens”).

(c)           The Company has fully performed in all material respects its and its subsidiaries’ obligations under that certain Lease Termination Agreement dated as of September 5, 2002 (the “Parkside Lease Termination Agreement”) between Gateway Phoenix Associates, L.P. and 5990 Sepulveda Associates, L.P., as landlord, and the Company, as tenant, and EOP Operating Limited Partnership, terminating the First Amended and Restated Lease dated March 10, 2002.  Neither the Company, any of its subsidiaries nor, the knowledge of the Company, any other party thereto, is in monetary default or other material default under the terms of the Parkside Lease Termination Agreement.

2.9           Intellectual Property.

(a)           For purposes of this Agreement, the following terms shall have the meaning set forth below:

“Company Intellectual Property Rights” means any Intellectual Property Rights owned by or registered to the Company or any of its subsidiaries.

“Computer Software” shall mean all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation solely related to the foregoing.

“Intellectual Property Rights” means any or all rights in, arising out of or associated with any of the following:  (i) all United States and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part) and all equivalents thereof (collectively, “Patents”); (ii) all confidential Computer Software, inventions (whether patentable or not), business information, customer lists, know how and technology and documentation solely relating to any of the foregoing (collectively, “Trade Secrets”); (iii) all United States and foreign copyrights, copyright registrations and applications therefor (collectively, “Copyrights”); (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing (collectively “Trademarks”); and (v) Internet domain name registrations and applications therefor (collectively “Domain Names”).

“License Agreements” shall mean all written agreements (whether with the Company or any of its subsidiaries or third parties, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, other than licenses for Computer Software that are generally available on nondiscriminatory pricing terms and have an individual acquisition cost of $5,000 or less) to which the Company or any of its subsidiaries is a party or otherwise bound, granting any right to use, exploit or practice any Company Intellectual Property Rights or Licensed Intellectual Property Rights, or restricting the right of the Company or any of its subsidiaries to use or enforce any Company Intellectual Property Rights or to use Licensed Intellectual Property Rights.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that either the Company or one of its subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

“Registered Intellectual Property” shall mean all Patents, registered Copyrights and Copyright applications, and registered Trademarks and Trademark applications, included in the Company Intellectual Property Rights.

(b)           Section 2.9(b) of the Company Disclosure Letter lists all Registered Intellectual Property and invention disclosures docketed by or for the Company.  The Company or one of its subsidiaries is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each item of Registered Intellectual Property.

(c)           To the knowledge of the Company, each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms. None of the License Agreements grants any third party exclusive rights to or under any Company Intellectual Property Rights.  To the knowledge of the Company: (i) the Company and its subsidiaries are in compliance with, and have not breached any term of any of such License Agreements; (ii) all other parties to such License Agreements are in compliance with, and have not breached any term of, such License Agreements; and (iii)  following the Closing Date, the Surviving Corporation will be permitted to exercise all of the rights of the Company or its subsidiaries under such License Agreements to the same extent the Company or its subsidiaries would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its subsidiaries would otherwise be required to pay.  None of the Computer Software included in the Company Intellectual Property Rights has been placed in escrow.  Company has provided, or will provide prior to the Closing Date with reasonably sufficient time for review by Parent, access to:  (a) all inbound intellectual property or technology licenses (other than from subsidiaries or affiliates); and (b) all outbound licenses (other than to subsidiaries or affiliates) that include the right of the licensee to make for its own use (as opposed to for or on behalf of the Company) derivative works of any Company-owned technology.

(d)           There are no forbearances to sue, consents, judgments, orders or similar obligations, other than the License Agreements, that do or may: (i) restrict the rights of the Company or any of its subsidiaries to use or enforce any Company Intellectual Property Rights or, to the knowledge of the Company, to use any Licensed Intellectual Property Rights; (ii) restrict the conduct of the business of the Company or any of its subsidiaries in order to accommodate a third party’s Intellectual Property Rights; or (iii) permit third parties to use any Company Intellectual Property Rights.

(e)           The Company or one of its subsidiaries owns all right, title, and interest, free and clear of all Liens other than pursuant to License Agreements, in and to all Company Intellectual Property Rights listed in Section 2.9(b) of the Company Disclosure Letter.

(f)            To the knowledge of the Company, the Licensed Intellectual Property Rights and the Company Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its subsidiaries as currently conducted and as currently proposed by the Company or any of its subsidiaries to be conducted.  To the knowledge of the Company, the conduct of the business of the Company or any of its subsidiaries as such business is currently conducted (or currently proposed to be conducted), including the design, development, marketing and sale of the products or services of the Company or its subsidiaries (including products and services currently under development): (i) has not infringed, misappropriated or otherwise violated (and, in the case of the business as currently proposed to be conducted, does not infringe, misappropriate, or otherwise violate) the Intellectual Property Rights of any third party (including the Intellectual Property Rights that were or are to be transferred or assigned pursuant to the Company’s agreements with Verity, Inc. dated on or about November 13, 2002 in connection with the sale of the Company’s enterprise search software business); and (ii) does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction.  Neither the Company nor any of its subsidiaries has obtained written opinions or memoranda of counsel relating to actual or potential third party claims relating to third party Intellectual Property Rights.

(g)           Neither the Company nor any of its subsidiaries has received any communications from any third party alleging:  (i) past, present or future infringement,

misappropriation, or other violation of the Intellectual Property Rights of any third party, with respect to the operation of the business of the Company or any of its subsidiaries, as currently conducted, or any product or service currently offered by the Company or any of its subsidiaries; or (ii) that the operation of the business of the Company or any of its subsidiaries, as currently conducted, or any product or service currently offered by the Company or any of its subsidiaries, constituted unfair competition or unfair trade practices under the laws of any jurisdiction.

(h)           There is no pending or, to the knowledge of the Company, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction (except for events in the ordinary course of Intellectual Property Rights prosecution not involving third parties other than the Company and the appropriate governmental offices): (i) involving the Company Intellectual Property Rights, (ii) alleging that the conduct of the business of the Company or any of its subsidiaries has, does or will infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction or (iii) challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property Rights.  To the knowledge of the Company, there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction (i) involving the Licensed Intellectual Property Rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any Licensed Intellectual Property Rights or the rights of the Company or its subsidiaries to use or exploit any of the Licensed Intellectual Property Rights.

(i)            To the knowledge of the Company, no person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Company Intellectual Property Rights or Licensed Intellectual Property Rights.  Neither the Company nor any of its subsidiaries has brought any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved.  The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or violation of the Company Intellectual Property Rights.

(j)            The Registered Intellectual Property is subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, to the knowledge of the Company, are valid and enforceable.  To the knowledge of the Company, the Licensed Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, to the knowledge of the Company, are valid and enforceable.  To the knowledge of the Company, neither the Company nor any of its subsidiaries has done, or failed to do, any act or thing which may, after the Closing Date, prejudice the validity or enforceability of any of the Company Intellectual Property Rights.  All necessary registration, maintenance and renewal fees currently due in connection with any Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.  The Company will not be deemed to have breached any part of this Section 2.9(j), with respect to abandonment or expiration of any Company Intellectual Property Right, so long as Company has provided to Parent complete and accurate lists of patent and trademark prosecution dockets from Company’s current prosecution counsel.

(k)           With respect to all patents and patent applications set forth in Section 2.9(b) of the Company Disclosure Letter, to the knowledge of the Company: (i) each has been prosecuted in material compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies; and (ii) there is no material prior art relevant thereto that renders the claims unpatentable, invalid, or unenforceable.

(l)            To the knowledge of the Company, to the extent that any Computer Software and other technology has been developed or created for the Company or any of its subsidiaries, the Company or one of its subsidiaries, as the case may be, has a written agreement with such developer or creator with respect thereto, and the Company or one of its subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted, all Intellectual Property Rights therein.

(m)          The Company and its subsidiaries have taken all commercially reasonable steps to protect their respective Trade Secrets.  Without limiting the foregoing, the Company and each of its subsidiaries have enforced a policy requiring all parties having access to such Trade Secrets to execute a confidentiality agreement (in the case of employees, in substantially the form provided to Parent), with the Company or one of its subsidiaries, as the case may be.  To the knowledge of the Company, except pursuant to such confidentiality agreements, there has been no disclosure by the Company or any of its subsidiaries of any such Trade Secrets, and, to the knowledge of the Company, no party to any such agreement is in breach thereof.

(n)           [Intentionally left blank]

(o)           To the knowledge of the Company: (i) no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property Rights; and (ii) no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property Rights , has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.  To the knowledge of the Company, none of the code included in the Company’s web search engine as currently deployed is a “derivative work,” of software licensed from the University of California at Berkeley, that is subject to the provisions of Section 12(b)(i) of the “Software License Between Inktomi Corporation and the Regents of the University of California for UC Berkeley Search Engine Software” dated May 31, 1996.

(p)           No current or former stockholder, member, partner, director, officer or employee of the Company or any of its subsidiaries (or any of their respective predecessors in interest) will, after the consummation of the Merger, own or retain any rights in, to, or under any of the Company Intellectual Property Rights.

2.10         Compliance with Laws; Permits; Restrictions.

(a)           Neither the Company nor any of its subsidiaries has violated, is in violation of, or is in conflict with, or in default of any Legal Requirements applicable to the Company or any of its subsidiaries by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, except for conflicts, violations and defaults that individually or in the aggregate would not have a Material Adverse Effect on the Company.  No investigation or review by any Governmental Entity is pending or, to the Company’s knowledge, has been threatened in writing against the Company or any of its subsidiaries, nor, to the knowledge of the Company, has any Governmental Entity indicated in writing an intention to conduct an investigation of the Company or any of its subsidiaries.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would have the effect of materially and adversely prohibiting or impairing any business practice of the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

(b)           The Company and its subsidiaries hold all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities (including, without limitation, all such permits required under environmental laws) that are material to or required for the operation of the business of the Company and its subsidiaries as currently conducted (collectively, the “Company Permits”). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

2.11         Litigation.  Except for Company Intellectual Property prosecution in the normal course of the operation of the business, there are no claims, suits, actions, charges, inquiries, proceedings or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of the Company, overtly threatened against, relating to or affecting the Company or any of its subsidiaries, or that seek to restrain or enjoin the consummation of the Merger or which, either individually or in the aggregate with all such claims, actions or proceedings, would have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the Company to consummate the Merger and the other transactions contemplated hereby; nor, to the Company’s knowledge, is there any valid basis for any such action or proceeding.

2.12         Employee Benefit Plans.

(a)           Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any subsidiary for the benefit of any Employee and pursuant to which the Company or any subsidiary has or could reasonably be expected to have any liability;

“DOL” shall mean the Department of Labor;

“Employee” shall mean any current, former, or retired employee, officer, or director or consultant of the Company or any subsidiary;

“Employee Agreement” shall mean each current management, employment, severance, consulting, relocation or similar agreement or contract between the Company or any subsidiary and any Employee;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Company or any of its subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(l) of ERISA;

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

“IRS” shall mean the Internal Revenue Service;

“Multiemployer Plan” shall mean any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

“Multiple Employer Plan” shall mean a Pension Plan maintained by more than one employer as described in Section 413(c) of the Code or Section 4063 or 4064 of ERISA;

“Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; and

“WHCRA” shall mean the Women’s Health and Cancer Rights Act of 1998, as amended.

(b)           Absence of Changes in Stock Plans.  Except as expressly permitted by this Agreement, since December 31, 2001 there has not been any acceleration, amendment or change of the period of exercisability or vesting of any Company Options or restricted stock, stock bonus or other awards under any Company Option Plan (including any discretionary acceleration of the exercise periods or vesting by the Company Board of Directors or any committee thereof or any other persons administering a Company Option Plan) or authorization of cash payments in exchange for any Company Options, restricted stock, stock bonus or other awards granted under such Company Option Plan.

(c)           Company Disclosure Letter.  Section 2.12(c) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.  The Company does not have any commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to adopt any Company Employee Plan or Employee Agreement.

(d)           Documents.  The Company has provided or made available to Parent: (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans, and (vii) all written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts.

(e)           Employee Plan Compliance.  (i) The Company and each of its subsidiaries has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any material default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified, and has received a favorable determination letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its ERISA Affiliates (other than provision of accrued benefits and ordinary administration expenses typically incurred in a termination event under the Company Employee Plans); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the

IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any subsidiary of the Company is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

(f)            Pension Plans.  Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to or been required to contribute to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(g)           Multiemployer Plans.  At no time has the Company or any ERISA Affiliate of the Company contributed to or been obligated to contribute to any Multiemployer Plan or any Multiple Employer Plan.

(h)           No Post-Employment Obligations.  No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by applicable law.

(i)            COBRA; FMLA.  Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of WHCRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

(j)            Effect of Transaction.

(i)    The execution of this Agreement and the consummation of the Merger will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, exercisability, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as may be required by Section 5.7 of this Agreement.

(ii)   There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(iii)  No payment or benefit which will or may be made by the Company or its subsidiaries with respect to any Employee as a result of the Merger will be reasonably likely to fail to be deductible pursuant to Section 280G or Section 162(m) of the Code.

(k)           Employment Matters.  The Company and each of its subsidiaries:  (i) is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, health and safety and wages and hours (including but not limited to the Fair Labor Standards Act of 1938, as amended, and the classification and/or treatment of employees as exempt or non-exempt), in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business consistent with past practice). There are no claims, charges or actions pending, or, to the Company’s knowledge, threatened against the Company before the Equal Employment Opportunity Commission or similar state, federal or local agency or under any worker’s compensation policy or long-term disability policy.  There are no complaints, lawsuits, arbitrations or other proceedings pending, or to the Company’s knowledge, threatened by or on behalf of any present or former employee of the Company or its subsidiaries alleging breach of any express or implied contract of employment. To the Company’s knowledge, no Employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by the Company and disclosing to the Company or using Trade Secrets of any other person.

(l)            Labor.  No work stoppage, slow-down or strike or dispute against the Company or any of its subsidiaries is pending, or to the Company’s knowledge, threatened, nor has there been any such action in the past three (3) years.  The Company does not know of any activities or proceedings of any labor union, works councils or other employee group or association to organize any Employees and no union or works council claims to represent any of the Company’s or its subsidiaries’ employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints or charges, which, if adversely determined, would, individually or in the aggregate, be reasonably likely to result in material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar state, local or foreign laws. Neither the Company nor any of its subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is currently being negotiated.

(m)          WARN Act.  Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (i) neither the Company nor any of its subsidiaries has effected a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its subsidiaries, (iii) neither the Company nor any of its subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act, and (iv) none of the Company nor any of its subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) during the six month period prior to the date of this Agreement.

(n)           International Employee Plan.  No Company Employee Plan has been adopted, maintained or contributed to by the Company, whether informally or formally, for the benefit of Employees outside the United States.

(o)           Leased Employees.  No “leased employee” as that term is defined in Section 414(n) of the Code, performs services for the Company or any Company subsidiary.

2.13         Environmental Matters.

(a)           Hazardous Material.  No underground storage tanks and no amount of any substance, material, chemical or waste that is or has been designated by any Governmental Entity or by applicable Legal Requirements, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, petroleum or any petroleum products or derivatives thereof, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), are present, as a result of the actions of the Company or any of its subsidiaries, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on, under, about or from any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b)           Hazardous Materials Activities.  Neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, emitted, disposed of, released or exposed its employees or others to Hazardous Materials, and neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, emitted, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”).

2.14         Agreements, Contracts and Commitments.

(a)           Except as filed as an exhibit to any of the Company SEC Reports, neither the Company nor any of its subsidiaries is a party to or is bound by:

(i)    any employment agreement, contract or commitment with any director, officer, employee or consultant, other than those that are terminable at-will by the Company or any of its subsidiaries on no more than 30 days’ notice and without liability or financial obligation other than accrued wages, salary or benefits;

(ii)   any agreement of indemnification, other than indemnification agreements with directors and officers of the Company and its subsidiaries, outside the ordinary course of the Company’s business or any guaranty;

(iii)  any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries (i) to engage in any line of business, (ii) to develop, market or distribute products or services, or (iii) to compete with any person, or granting any exclusive distribution rights;

(iv)  any lease for real or personal property in which the amount of payments which the Company or any of its subsidiaries is required to make on an annual basis exceeds $100,000;

(v)   other than contracts related to any Discontinued Business, any material agreement, contract, policy, license, permit, document, instrument, arrangement or commitment involving annual revenues to the Company or any of its subsidiaries in excess of $100,000 which has not been terminated or performed in its entirety and not renewed and which may be, by its terms, terminated, or which may, by its terms, have any of the obligations of the Company or any of its subsidiaries adjusted, as a result of the execution of this Agreement or the Voting Agreements or the consummation of the Merger, where such right of termination or adjustment would not have arisen or existed but for such execution or consummation;

(vi)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company’s subsidiaries;

(vii) any sponsorship, advertising, merchant program, hosting or other similar agreement to which the Company or one of its subsidiaries is a party which may not be canceled by the Company or its subsidiaries, as the case may be, without penalty in excess of $100,000 upon notice of 30 days or less or which provides for payments by or to the Company or its subsidiaries on an annual basis in an amount in excess of $100,000;

(viii) any agreement, contract or commitment currently in force to license or provide source code to any third party for any product or technology; or

(ix)   any agreement, contract or commitment currently in effect that is material to the Company’s business as presently conducted, including any agreement required to be filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K and all amendments to any agreements included as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

(b)           Set forth in Section 2.14 of the Company Disclosure Letter is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in a principal amount in excess of $100,000 is outstanding or may be incurred and (B) the respective principal amounts currently outstanding thereunder. For purposes of this Section 2.14(b), “indebtedness” shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

(c)           To the knowledge of the Company, all contracts, policies, agreements, leases, licenses, documents, instruments, arrangements and other commitments listed in Section 2.14(c) of the Company Disclosure Letter are valid and binding agreements of the Company or a subsidiary of the Company and are in full force and effect, and neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any such contracts, policies, agreements, leases, licenses, documents, instruments, arrangements or other commitments.  The Company has made available to Parent true and correct copies of all such contracts, policies, agreements, leases, licenses, documents, instruments, arrangements or other commitments.

2.15         Information in Proxy Statement.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC (the “Proxy Statement”), will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.16         Rights Plan.  The Company has taken all action so that (i) Parent shall not be an “Acquiring Person” under the Company Rights Agreement and (ii) the entering into of this Agreement and the Merger and the transactions contemplated hereby will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

2.17         State Takeover Statutes.  The Company Board of Directors has taken all action necessary to render inapplicable, as it relates to the execution, delivery and performance of this Agreement and the Voting Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby, Section 203 of the DGCL.

2.18         Board Approval.  The Company Board of Directors, at a meeting duly called and held at which all Directors were present, has unanimously (i) duly and validly approved this Agreement and approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Merger and the transactions contemplated hereby, and (ii) resolved that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger, and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting.  None of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

2.19         Brokers’ and Finders’ Fees.  Except for fees payable to Thomas Weisel Partners LLC (“TWP”) pursuant to its engagement letter with the Company dated November 20, 2002, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of such engagement letter with the Company has been previously provided to Parent and such engagement letter reflects the entire terms of TWP’s engagement with the Company.

2.20         Opinion of Financial Advisor.  The Company has received the written opinion of TWP, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was fair to the Company’s stockholders from a financial point of view, and a copy of such opinion has been delivered to Parent and Merger Sub. The Company has been authorized by TWP to permit the inclusion of such opinion in its entirety in the Proxy Statement.

2.21         Insurance.  To the Company’s knowledge, each of the Company and its subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any termination of, or material premium increase with respect to, any such policies. Section 2.21(a) of the Company Disclosure Letter contains an accurate and complete list of all material policies of fire, liability, workers’ compensation, and other forms of insurance owned or held by the Company and each subsidiary. Section 2.21(b) of the Company Disclosure Letter identifies all risks that the Company and its subsidiaries, and their respective Board of Directors or officers, have designated as being self-insured.

2.22         Personnel.  Section 2.22 of the Company Disclosure Letter sets forth a true and complete list of (a) the names and current salaries of all directors and elected and appointed officers of the Company, and (b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such person.

2.23         Potential Conflict of Interest.  Except as stated in the Company SEC Reports filed prior to the date hereof, since the Balance Sheet Date, there have been no transactions, agreements, arrangements or understandings between the Company or any Company subsidiary, on the one hand, and their respective affiliates, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses). Except as contained in the Company SEC Reports filed prior to the date hereof, no officer of the Company or any Company subsidiary owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee or supplier of the Company; and no officer or director of the Company or any Company subsidiary (i) owns, directly or indirectly, in whole or in part, any Intellectual Property which the Company or any Company subsidiary is using or the use of which is necessary for the business of the Company or any Company subsidiary, (ii) has notified the Company or any Company subsidiary of any claim, charge, action or cause of action against the Company or any Company subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof, or (iii) owes any money to the Company or any Company subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practice).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure schedules delivered by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”), as follows.  Each exception set forth in the Parent Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and shall be deemed to qualify the particular section or sections of Article III specified for such item, unless it is reasonably apparent that such exception is relevant to another section or sections of Article III, in which case such exception shall also be deemed to qualify such other section or sections.

3.1           Organization of Parent and Merger Sub.  Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; and (ii) has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted except, in the case of clause (ii) for those authorizations, qualifications and licenses, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent and Merger Sub, respectively.

3.2           Authority; Non-Contravention; Necessary Consents.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except: (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to compliance with the Necessary Consents, conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound or affected, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, terminations, amendments, accelerations, cancellations or Liens that individually or in the aggregate would not have a Material Adverse Effect on Parent or Merger Sub, respectively, or would adversely affect the ability of Parent and Merger Sub to consummate the Merger.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent or materially adversely affect the ability of the Parent or Merger Sub to consummate the Merger.

3.3           Information in Proxy Statement.  None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the stockholders of the

Company, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

3.4           Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated hereby.

3.5           Financing.  Either Parent or Merger Sub has, or will have available to it at the Effective Time, sufficient funds (through existing credit arrangements or otherwise) to deliver the Merger Consideration to all of the holders of Shares.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, and, except with respect to Discontinued Businesses, carry on its business in the usual, regular and ordinary course, in substantially the same manner as currently conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, employees and contractors and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

Without limiting the generality of the foregoing, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following (except as expressly specified in Section 4.1 of the Company’s Disclosure Letter or as may be expressly contemplated by this Agreement):

(a)           Waive any stock repurchase rights, take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except in connection with the termination of the employment relationship with any Employee, individually in an amount not to exceed $25,000 and in the aggregate in an amount not to exceed $250,000;

(b)           Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(c)           Grant any severance or termination pay to any employee, except as required by applicable law or pursuant to written agreements in effect or policies existing on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance, retention or change in control plan, except with respect to a Discontinued Business;

(d)           Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Company Intellectual Property Rights, other than nonexclusive licenses in the ordinary course of business consistent with past practice or with respect to a Discontinued Business;

(e)           Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f)            Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, or any instrument or security that consists of a right to acquire such shares except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof, and except for actions taken relating to the winding-up of non-U.S. subsidiaries;

(g)           Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of the Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date hereof, and (ii) shares of the Company Common Stock issuable to participants in the ESPP consistent with the terms thereof;

(h)           Split, combine or reclassify any class of capital stock;

(i)            Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other organizational documents;

(j)            Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company or enter into any, strategic partnerships or alliances;

(k)           Sell, transfer, lease, mortgage, pledge, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the Company, other than physical assets no longer in day-to-day use by the Company and other than in the ordinary course of business consistent with past practice or with respect to a Discontinued Business;

(l)            Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than under existing arrangements with Silicon Valley Bank;

(m)          Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract, consulting agreement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director, officer, consultant or employee, increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants (other than increases to employees who are not directors or affiliates in the ordinary course of business, consistent with past practice) make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by applicable law;

(n)           Except in the ordinary course of business consistent with past practice pursuant to the Company Employee Plans set forth in Section 2.12(c) of the Company Disclosure Letter, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any of its subsidiaries of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company or Company subsidiary director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(o)           Modify, amend or terminate any material contract or agreement to which the Company or any subsidiary thereof is a party, including, without limitation, any customer contract, leases, licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar agreement, or joint venture agreement involving annual revenues to the Company in excess of $100,000, or waive, release or assign any material rights or claims thereunder, other than any modification, amendment or termination of any such Company material contract in the ordinary course of business or consistent with past practice or with respect to a Discontinued Business;

(p)           Settle any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company, or with respect to a Discontinued Business;

(q)           Except in the ordinary course of business consistent with past practice, enter into any sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its subsidiaries upon notice of 30 days or less or which provide for annual payments by or to the Company or its subsidiaries in an amount in excess of $100,000 or which involve any exclusive terms of any kind;

(r)            Permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated unless such insurance policy is replaced with a substantially equivalent policy;

(s)           Materially revalue any of its assets or, except as required by GAAP, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved;

(t)            Except in the ordinary course of business consistent with past practice, make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle or consent to any Tax Claim, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any Tax Claim except as required by any Legal Requirement;

(u)           Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(v)           Subject Parent or the Surviving Corporation or any of their respective subsidiaries to any non-compete or other material restriction on any of their respective businesses following the Closing;

(w)          Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license of any material Company Intellectual Property Rights owned by the Company or any of its subsidiaries;

(x)            Waive any “standstill” or similar restrictions contained in any confidentiality or other agreements to which it is a party;

(y)           Take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially adversely affect the ability of the Company to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such action; or

(z)            Enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

4.2           Acquisition Proposals.

(a)           No Solicitation.  The Company agrees that neither it nor any of its subsidiaries nor any of the Company’s officers or directors shall, and that it shall use all reasonable efforts to cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, intentionally encourage, take any action to, facilitate or intentionally induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information (or afford access to the business, properties, assets, books or records of the Company or its subsidiaries) with respect to, or take any other action to facilitate or intentionally encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, except for discussions as to the existence of these provisions, (iii) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 4.2(d)), (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (other than confidentiality agreements contemplated by Section 4.2(c)), or (v) without limiting the generality of the Company’s obligations contained in Section 4.1(x), grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or its subsidiaries.  The Company and its subsidiaries will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b)           Notification of Unsolicited Acquisition Proposals.

(i)    As promptly as practicable (and in any event within 24 hours) after receipt of any Acquisition Proposal or any expression by any person of an intention to make an Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes may lead to an Acquisition Proposal or for a waiver or release under any “standstill” or similar agreement, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, indication, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, indication, request or inquiry.  The Company shall provide Parent as promptly as practicable notice (which may be oral) setting forth all such information as is reasonably necessary to keep Parent informed on a current basis of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, indication, request or inquiry.

(ii)   The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(c)           Superior Offers.  Notwithstanding anything to the contrary contained in Section 4.2(a), if the Company receives an unsolicited, bona fide written Acquisition Proposal that includes an indication of value in excess of the Merger Consideration and that the Company Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), is from a person reasonably capable of consummating such Acquisition Proposal and is or is reasonably likely to result in, a Superior Offer, it may then take the following actions:

(i)    Furnish nonpublic information to the third party making such Acquisition Proposal, request or inquiry provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives Parent notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which (x) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder, and (y) shall, in all material respects, be no less favorable to the Company than the Confidentiality Agreement between the Company and Parent, dated as of November 2002, as amended on December 19, 2002 (the “Confidentiality Agreement”) and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii)   Engage in negotiations with the third party with respect to the  Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent notice of its intention to enter into negotiations with such third party.

(d)           Changes of Recommendation.  In response to the receipt of a Superior Offer, the Company Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iv) are met:

(i)    The Company Stockholders’ Meeting has not occurred;

(ii)   The Company delivers to Parent, no later than concurrently with the Change of Recommendation, written notice (a “Change of Recommendation Notice”) of the Change of Recommendation, which notice shall state the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer;

(iii)  The Company Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Company Board of Directors to effect a Change of Recommendation is reasonably likely to be inconsistent with its fiduciary obligations to its stockholders under applicable law; and

(iv)  The Company shall not have breached in any material respect any of the restrictions set forth in this Section 4.2.

For a period of five (5) business days after delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity to make adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto.

(e)           Continuing Obligation to Call, Hold and Convene Company Stockholders’ Meeting; No Other Vote.  Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall be terminated in accordance with its terms, (i) the Company shall be obligated to call, give notice of, convene and hold the Company Stockholders’ Meeting regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or of any Change of Recommendation, and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

(f)            Compliance with Tender Offer Rules.  Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(g)           Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Acquisition Proposal” shall mean any offer or proposal (whether or not subject to due diligence), relating to any transaction or series of related transactions involving: (A) any acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company or, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition by a third party of more than fifteen percent (15%) of the assets of the Company (including its subsidiaries taken as a whole) (provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case); and

(ii)   “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company on terms that the Company Board of Directors reasonably determined, in good faith (following the receipt of advice of its outside legal counsel and its financial adviser), (x) provides consideration to stockholders of the Company that is more favorable, from a financial point of view, than the Merger Consideration, (y) is not subject to any financing condition (and any required financing is either fully committed or otherwise reasonably determined to be available), and (z) is, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, reasonably capable of being consummated without significant additional delay.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Proxy Statement.  As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and the Company will file with the SEC the preliminary Proxy Statement relating to the adoption of this Agreement and approval of the Merger by the stockholders of the Company.  Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the preliminary Proxy Statement.  The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC.  The Company will notify Parent upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the preliminary Proxy Statement.  As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the SEC a revised Proxy Statement and will use all reasonable efforts to have it cleared by the SEC as soon thereafter as practicable.  The Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after it is cleared by the SEC.

5.2           Meeting of Company Stockholders; Board Recommendation.

(a)           Meeting of Company Stockholders.  Promptly after the Proxy Statement is cleared by the SEC, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider adoption and approval of this Agreement and approval of the Merger (the “Company Stockholders’ Meeting”) to be held as promptly as practicable after the Proxy Statement is cleared by the SEC.  Subject to Section 4.2(d), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.  The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Company Stockholders’ Meeting are solicited in compliance with the DGCL, its Certificate of Incorporation and Bylaws, Nasdaq rules and all other applicable Legal Requirements.

(b)           Board Recommendation.  Except to the extent expressly permitted by Section 4.2(d): (i) the Company Board of Directors shall recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board of Directors has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Company Stockholders’ Meeting, and (iii) neither the Company Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

5.3           Confidentiality; Access to Information.

(a)           The parties acknowledge that the Company and Parent have previously executed the Confidentiality Agreement.  Unless otherwise required by law or regulation (including Nasdaq rules) or pursuant to the terms and provisions of the Confidentiality Agreement, the parties will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the parties shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

(b)           The Company will, subject to any limitations imposed by applicable law, afford Parent and its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by any of the foregoing) (such persons, collectively, the “Representatives”) (i) reasonable access during normal business hours to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and its subsidiaries during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel of the Company and (ii) use all reasonable efforts to make available at all reasonable times during normal business hours to Parent and its Representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of  the Company’s business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause its subsidiaries to), subject to any limitations imposed by applicable law, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligation of the Company to consummate the Merger.

5.4           Public Disclosure.  The initial press release concerning the Merger shall be a joint press release and, thereafter, neither Parent, Merger Sub nor the Company will disseminate any press release or other announcement concerning the Merger, this Agreement or the transactions contemplated hereby to any third party without the prior written consent of each of the other parties hereto (which consent shall not be unreasonably withheld), except as may be required by any Legal Requirement or any listing agreement with Nasdaq or any other applicable national or regional securities exchange, provided, that the parties will consult with each other and use all reasonable efforts to agree on any such required press release or public statement in advance.  The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

5.5           Regulatory Filings; Reasonable Efforts.

(a)           Regulatory Filings.  Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.5(a) to comply in all material respects with all applicable Legal Requirements.  Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to this Section 5.5(a).

(b)           Reasonable Efforts.  Subject to the express provisions of Section 4.2 and Section 5.2 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated hereby, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all Necessary Consents, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions and to carry out fully the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(c)           Limitation on Divestiture and Litigation.  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to (i) litigate or agree to litigate against any Governmental Entity or (ii) take or agree to take any Action of Divestiture (as defined below).  For purposes of this Agreement, an “Action of Divestiture” shall mean (i) making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, the Company or any of their respective subsidiaries or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.

5.6           Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the Parent or Merger Sub under this Agreement.  Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by either of them contained in this Agreement becoming untrue or inaccurate, or any failure of either of Parent or Merger Sub to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Parent or Merger Sub or the conditions to the obligations of the Company under this Agreement.

5.7           Company Option Plans; Employee Stock Purchase Plan.

(a)           Unless Parent, Merger Sub and the Company agree otherwise, Parent, Merger Sub and the Company shall take all actions necessary to provide that, each outstanding option to purchase shares of Company Common Stock (each, a “Company Option,” and collectively, the “Company Options”) granted under the Company Option Plans and Non-Plan Option Agreements that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Parent as of the Effective Time.  For purposes of the foregoing, the “Company Option Plans” shall mean those plans set forth on Section 5.7 of the Company Disclosure Letter.  As of the Effective Time, each such Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below.  Each Company Option so assumed by Parent shall be subject to, and exercisable and vested upon, the same terms and conditions as under the applicable Company Option Plan or Non-Plan Option Agreement and the applicable option and other related agreements issued thereunder, except that each assumed Company Option shall be exercisable for, and represent the right to acquire, shares of Parent Common Stock, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Option by a fraction (the “Option Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Common Stock on the Nasdaq National Market over the ten trading days immediately preceding (but not including) the date on which the Effective Time occurs, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (B) the Option Exchange Ratio.  If and to the extent necessary or required by the terms of the Company Option Plans or Non-Plan Option Agreement or pursuant to the terms of any Company Option granted thereunder, the Company shall use all reasonable efforts to obtain the consent of each holder of outstanding Company Options to effectuate the foregoing assumption of such Company Options.  The Company agrees that each of the Company Option Plans or Non-Plan Option Agreement and related agreements shall be amended, to the extent necessary, to reflect the transactions contemplated herein.  Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the assumption of the Company Options held by Company Insiders (as defined below) shall be an exempt transaction for purposes of Section 16 of the 1934 Act by any officer or director of Company who may become a covered person of Parent for purposes of Section 16 of the 1934 Act (a “Company Insider”).

(b)           The conversion of Company Options provided for in Section 5.7(a), with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(c)           Prior to the Effective Time, (i) the Company Board of Directors shall pursuant to Section 19 of the Company’s 1998 Employee Stock Purchase Plan (the “ESPP”), shorten the Purchase Periods (as defined in the ESPP) then in progress by setting a new Exercise Date (as defined in the ESPP) that is prior to the Effective Time (the “New Exercise Date”) and notifying all participants in the ESPP of such New Exercise Date at least ten (10) business days prior to the New Exercise Date, and each participant’s option under the ESPP shall be exercised automatically on the New Exercise Date, unless prior to such date such participant has withdrawn from the Offering Period, and any Offering Periods (as defined in the ESPP) then in progress shall end on the New Exercise Date, and (ii) the Company Board of Directors shall take all steps necessary to terminate the ESPP prior to the Effective Time.

(d)           With respect to matters described in Section 5.7, the Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.

(e)           Parent shall provide, or cause its Subsidiaries or the Surviving Corporation, as applicable, to provide each person who is employed by Parent, its subsidiaries or the Surviving Corporation on or after the Effective Time, and who was employed by the Company immediately prior to the Effective Time, employee benefits (other than equity-based benefits) that are substantially comparable in the aggregate to the employee benefits provided to similarly-situated active employees of Parent, its Subsidiaries or the Surviving Corporation.

(f)            As of the Effective Time, Parent will, or will cause the Surviving Corporation to, honor the severance payments and benefits payable under (i) the plans and agreements set forth in Section 2.12(c) of the Company Disclosure Letter with respect to employees of the Company as of the date hereof and on the terms of such plans and agreements as in effect on the date hereof, or (ii) such severance plans and agreements that may be entered into before the Effective Time with the written consent of Parent; provided that nothing herein shall preclude Parent from modifying any such plan or agreement to the extent consistent with this Section 5.7(f) or with the consent of the participant.  Parent acknowledges and agrees that the consummation of the transactions contemplated hereby will constitute the “change of control” of the Company for purposes of the plans and agreements set forth in Section 2.12(c) of the Company Disclosure Letter, as applicable, and agrees to honor the provisions under such plans and agreements relating to a change of control.

5.8           Form S-8.  Parent agrees to file with the SEC as soon as practicable but no later than 20 days following the Effective Time a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Parent Common Stock to be issued upon the exercise of Company Options assumed by Parent.  Parent agrees to cause shares of Parent Common Stock to be issued upon exercise of Company Options assumed by Parent to be authorized for listing on the national securities exchange on which the Parent Common Stock is listed.

5.9           Company Rights Agreement.  Except as set forth in Section 2.16, the Company shall not redeem the Company Rights or amend or modify (including by delay of the “Distribution Date” thereunder) or terminate the Company Rights Agreement prior to the Effective Time unless, and only to the extent that it is required to do so by order of a court of competent jurisdiction.

5.10         Subsequent Financial Statements.  To the extent reasonably practicable, the Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

5.11         Conveyance Taxes.  Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

5.12         Indemnification.

(a)           For a period of 6 years after the Effective Time, Parent will or will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification provisions under the Company’s certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of 6 years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law; provided that the Surviving Corporation may reincorporate in another U.S. state that prohibits indemnification on terms as favorable as Delaware’s so long as the Surviving Corporation provides for the maximum allowable indemnification in its certificate of incorporation and bylaws and so long as Parent provides supplemental contractual indemnification such that the indemnification provided by such certificate of incorporation and bylaws and such contractual provisions is equivalent to the level of indemnification provided to such directors and officers as of the date of this Agreement.

(b)           For a period of 6 years after the Effective Time, Parent will or will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Company’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (the “Current Annual Premium Amount”) (but shall in any event provide and maintain such coverage as is available for such 150% of such annual premium). The Current Annual Premium Amount is set forth in Section 5.12 of the Company Disclosure Letter.

(c)           This Section 5.12 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

5.13         Silicon Valley Bank Facility.  Upon the request of Parent, the Company agrees to discuss in good faith with Parent the potential repayment of obligations pursuant to the Company’s credit agreement with Silicon Valley Bank, and the discharge of the security interests and liens associated therewith, prior to the Effective Time; provided that (i) the Company shall not be required to take any action that in its judgment would impair its liquidity or its ability to operate its business and (ii) Parent will be responsible for all out-of-pocket expenses associated with any such repayment by the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1           Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Company Stockholder Approval.  This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(b)           No Order.  No Governmental Entity of competent jurisdiction shall  have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)           HSR Approval.  All waiting periods (and any extension thereof) under the HSR Act relating to the Merger and the transactions contemplated hereby shall have expired or terminated early.  Any required approval of the Merger by the European Commission shall have been obtained pursuant to the EC Merger Regulation.  All other material foreign antitrust approvals required to be obtained prior to the Closing in connection with the Merger and the transactions contemplated hereby shall have been obtained.

(d)           No Governmental Restriction.  There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated hereby or (ii) seeking to require Parent or the Company or any subsidiary or affiliate to effect an Action of Divestiture.

6.2           Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as would not reasonably be expected to impede the receipt of the Merger Consideration by the Company’s stockholders (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this

Agreement shall be disregarded).  The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

(b)           Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

6.3           Additional Conditions to the Obligations of Parent.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), with such exceptions as do not, individually or in the aggregate, constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded).  Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer of the Company.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized senior executive officer of the Company.

(c)           Material Adverse Effect.  No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d)           Material Consents.  All consents, permits and approvals of Governmental Entities and other private third parties listed in Sections 2.4(c) and 2.4(d) of the Company Disclosure Letter and identified with an asterisk shall have been obtained with no material adverse conditions attached and no material expense imposed on the Company.

(e)           Dissenting Shares.  Dissenting Shares shall comprise not more than 15% of the Shares outstanding immediately prior to the Effective Timer.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of the Company:

(a)           by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b)           by either the Company or Parent if the Merger shall not have been consummated by May 31, 2003 (which date shall be extended to July 31, 2003, if the Merger shall not have been consummated as of the result of a failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(c) or Section 6.1(d)) (as appropriate, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)           by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)           by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e)           by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f)            by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 30-day period);

(g)           by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all reasonable efforts to cure such breach through such 30 day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30 day period); and

(h)           by the Company, if, prior to the adoption and approval of this Agreement and approval of the Merger by the required vote of the stockholders of the Company, the Company Board of Directors has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Offer (with such termination becoming effective upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall have complied with Section 4.2 in all material respects; (ii) the Company shall have delivered to Parent a Change in Recommendation Notice with respect to such Superior Offer and such Change of Recommendation Notice complies with the requirements of Section 4.2(d); (iii) Parent does not make, within 72 hours after receipt of the Company’s written notice pursuant to this Section 7.1(h), an offer that the Company Board of Directors shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is at least as favorable to the stockholders of the Company as such Superior Offer; (iv) the Company Board of Directors shall have received an opinion from each of TWP and an additional investment banking firm of national reputation to the effect that the consideration to be provided to the stockholders of the Company by such Superior Offer is superior from a financial point of view to that provided by the Merger Consideration; and (v) the Company pays the Termination Fee in accordance with Section 7.3(b) concurrently with entering into such binding written agreement.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after the other party hereto requests in writing that such recommendation be reaffirmed following the public announcement of any Acquisition Proposal, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) a tender or exchange offer relating to its securities shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board of Directors recommends rejection of such tender or exchange offer, or (vi) the Company shall have delivered a Change of Recommendation Notice.

7.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful material breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3           Fees and Expenses.

(a)           General.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally (i) all fees and expenses, other than attorneys’ and accountants’ fees and expenses which fees shall be paid for by the party incurring such expense, incurred in relation to the printing, filing and mailing (with the SEC) of the Proxy Statement (including any preliminary materials related thereto and the financial statements and exhibits included therein) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.5(a).

(b)           Payments.

(i)    Payment by the Company.  If this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), (d), (e), (g) (but only if the breach referred to in Section 7.1(g) is a willful breach) or (h), the Company shall promptly, but in no event later than two business days after the date of such termination (except as provided in Section 7.1(h)), pay Parent a fee equal to eleven million two hundred thousand dollars ($11,200,000) in immediately available funds (the “Termination Fee”); provided, that in the case of termination under Section 7.1(b) or 7.1(d):  (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated; provided, further, that in the case of a termination under Section 7.1(d), the consideration in any such Acquisition, valued as of the date the agreement related to such Acquisition Proposal is entered into by the Company, is in excess of the Merger Consideration, and (B) such payment shall be made promptly, but in no event later than 2 business days after the consummation of such Acquisition of the Company.

(ii)   Interest and Costs; Other Remedies.  The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement.

(iii)  Definition of Acquisition.  For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to the Company, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) the Company merges or consolidates with or into, or is acquired, directly or indirectly, by merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, by a third party, (ii) a sale or other disposition by the Company of assets representing in excess of forty percent (40%) of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the Company.

7.4           Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, provided, that after any such approval, no amendment shall be made which by law or requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5           Extension; Waiver.  At any time prior to the Effective Time any party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1           Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089
Attention: Chief Executive Officer
Telephone: (408) 349-3300
Facsimile: (408) 349-7721

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 Attention: David W. Ferguson Telephone: (650) 752-2000 Facsimile: (650) 752-2114

(b)	if to the Company:
Inktomi Corporation
4100 East Third Avenue
Foster City, California 94404
Attention: Chief Executive Officer Telephone: (650) 653-2800 Facsimile: (650) 653-2801

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 Attention: Marc R. Packer Telephone: (650) 470-4500 Facsimile: (650) 470-4570

8.3           Interpretation; Certain Defined Terms.

(a)           When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

(b)           For purposes of this Agreement, “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(c)           “Discontinued Business” shall mean the following businesses that the Company has divested or discontinued or is in the process of divesting or discontinuing:  the Commerce or Shopping Division, Wireless Division, Digital Goods, Network Products Division or Content Network Solutions Group and/or Enterprise Search (or Ultraseek) Software Division.

(d)           For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the officers or directors of such party.

(e)           For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity, means any change, event, circumstance or occurrence that has a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of such entity taken as a whole with its subsidiaries; provided, however, that in no event shall any change, event, circumstances or occurrence resulting from any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity:  (A) any action required or expressly contemplated to be taken or prohibited from being taken pursuant to this Agreement, (B) any matters referred to in Schedule 8.3, (C) the announcement or pendency of the Merger, including litigation relating to the proposed Merger, (D) the failure of such entity to meet published revenue or earnings projections, (E) any change in such entity’s stock price or trading volume, (F) general business or economic conditions, or (G) changes affecting the principal industries in which such entity operates (which changes do not disproportionately affect such entity).

(f)            For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(g)           For purposes of this Agreement, a “subsidiary” of a specified entity shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

8.4           Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5           Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement, and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.12.

8.6           Severability.  If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any such court or that any suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (c) except as expressly provided in Section 8.7, agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.  Process may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

8.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10         Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent.  Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11         No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.12         Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

YAHOO! INC.

By:	/s/ TERRY SEMEL
Name:	Terry Semel
Title:	Chairman and Chief Executive Officer

DECEMBER 2002 ACQUISITION CORP.

By:	/s/ SUSAN DECKER
Name:	Susan Decker
Title:	Chief Financial Officer

INKTOMI CORPORATION

By:	/s/ DAVID PETERSCHMIDT
Name:	David Peterschmidt
Title:	Chairman, President and Chief Executive Officer